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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                              (Amendment No. 4)/1/


                        ENSTAR INCOME PROGRAM IV-3, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Units of Limited Partnership Interests
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    293978508
                      -------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[_]   Rule 13d-1(d)

-------------------
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                             ----------------------
 CUSIP No. 293978508                     13G                Page 2 of 8
-----------------------------                             ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Madison/OHI Liquidity Investors, LLC
      13-7167955
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                0
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY
                          1,058
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON
                          0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          1,058
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,058
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO*
      * The Reporting Person is a limited liability company.
--------------------------------------------------------------------------------

-----------------------------                             ----------------------
 CUSIP No. 293978508                     13G                Page 3 of 8
-----------------------------                             ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Madison Avenue Investment Partners, LLC
      13-3959673
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                0
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY
                          896
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON
                          0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          896
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      896
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.2%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO*
      * The Reporting Person is a limited liability company.
--------------------------------------------------------------------------------

-----------------------------                             ----------------------
 CUSIP No. 293978508                     13G                Page 4 of 8
-----------------------------                             ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      The Harmony Group II, LLC
      13-3959664
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                0
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY
                          1,954
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON
                          0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          1,954
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,954
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO*
      * The Reporting Person is a limited liability company.
--------------------------------------------------------------------------------

-----------------------------                             ----------------------
 CUSIP No. 293978508                     13G                Page 5 of 8
-----------------------------                             ----------------------

--------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bryan E. Gordon
--------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
 3.   SEC USE ONLY

--------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
   NUMBER OF
    SHARES                0
                   -------------------------------------------------------------
 BENEFICIALLY        6.   SHARED VOTING POWER
   OWNED BY
                          1,954
     EACH          -------------------------------------------------------------
  REPORTING          7.   SOLE DISPOSITIVE POWER
    PERSON
                          0
     WITH          -------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER

                          1,954
--------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,954
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    [_]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

--------------------------                                 ---------------------
CUSIP No. 293978508                   13G                   Page 6 of 8
--------------------------                                 ---------------------

Item 1.      (a)    Name of issuer:

                    Enstar Income Program IV-3, L.P.

             (b)    Address of Issuer's Principal Executive Offices:

                    12405 Powerscourt Drive
                    St. Louis, MO  63131


Item 2.      (a)    Names of persons filing:

       The names of the persons filing this Amendment No. 4 to Schedule 13G are Madison/OHI Liquidity Investors, LLC, a Delaware limited liability company ("Madison/OHI"); Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"); The Harmony Group II, LLC, a Delaware limited liability company ("Harmony Group"); and Bryan E. Gordon (collectively, the "Reporting Persons"). MAIP controls various entities that are the owners of Units of Limited Partnership Interests (the "Units") of the Issuer. These entities are Madison Liquidity Investors 100, LLC, a Delaware limited liability company; Madison Liquidity Investors 103, LLC, a Delaware limited liability company; Madison Liquidity Investors 111, LLC, a Delaware limited liability company ("MLI 111"); and Madison Liquidity Investors 112, LLC, a Delaware limited liability company ("MLI 112"). Madison/OHI controls Madison Liquidity Investors 104, LLC, a Delaware limited liability company, which is the owner of the Units. Neither MAIP nor Madison/OHI, nor any of the entities controlled by either MAIP or Madison/OHI, beneficially owns more than 5% of the Units.

       The controlling member of MAIP and Madison/OHI is Harmony Group, of which Mr. Gordon is the Managing Director. MLI 111 is controlled by Madison Investment Partners 10, LLC, a Delaware limited liability company ("MIP 10"). The controlling member of MIP 10 is MAIP. MLI 112 is controlled by Madison Value Fund, LLC, a Delaware limited liability company ("MVF"). MVF is controlled by Madison Investment Partners 11, LLC, a Delaware limited liability company ("MIP 11"). The controlling member of MIP 11 is MAIP.

       The Reporting Persons are making a single joint filing pursuant to Rule 13d-1(k).

             (b)    Address of Principal Business Office or, if None, Residence:

       The business address of each of the Reporting Persons is P.O. Box 7533, Incline Village, Nevada 89452.

             (c)    Citizenship:

       See Item 2(a), above. Mr. Gordon is a citizen of the United States of America.

             (d)    Title of Class of Securities:

                    Units of limited partnership interests.

             (e)    CUSIP Number:

                    293978508

---------------------------                                ---------------------
CUSIP No. 293978508                   13G                   Page 7 of 8
---------------------------                                ---------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

         Not applicable.


Item 4.  Ownership.

         Ownership by the Reporting Persons as of December 31, 2002 is incorporated by reference to Items 5 through 9 included on each of the cover pages.

Item 5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See Item 2(a), above.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.


Item 9.  Notice of Dissolution of Group.

         Not applicable.


Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             [The remainder of this page intentionally left blank.]

---------------------------                                ---------------------
CUSIP No. 293978508                   13G                   Page 8 of 8
---------------------------                                ---------------------

                                   SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Pursuant to Rule 13d-1(k), this Amendment No. 4 to Schedule 13G is filed jointly on behalf of each of Madison/OHI, MAIP, Harmony Group, and Bryan E. Gordon.

Dated as of:  February 13, 2003


MADISON/OHI LIQUIDITY INVESTORS, LLC         MADISON AVENUE INVESTMENT
                                             PARTNERS, LLC
  By: The Harmony Group II, LLC
      Its Managing Member                      By: The Harmony Group II, LLC
                                                   Its Managing Member

      By: /s/ Bryan E. Gordon                      By:   /s/ Bryan E. Gordon
         -----------------------------------          --------------------------
         Bryan E. Gordon, Managing Director           Bryan E. Gordon, Managing
                                                      Director

THE HARMONY GROUP II, LLC                    /s/ Bryan E. Gordon
                                             -----------------------------------
                                             Bryan E. Gordon
  By: /s/ Bryan E. Gordon
     ---------------------------------------
     Bryan E. Gordon, Managing Director

 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).